Exhibit 99.1

Plymouth Industrial REIT Appoints Robert O. Stephenson to Board of Directors

BOSTON—(March 13, 2025) Plymouth Industrial REIT, Inc. (NYSE: PLYM) (the “Company”) today announced the appointment of Robert O. Stephenson to its Board of Directors. He will serve as an independent director and will be a member of the Audit Committee.

Mr. Stephenson is the Chief Financial Officer of Omega Healthcare Investors, Inc., (NYSE: OHI) and has served in this capacity since August 2001. From 1996 to July 2001, Mr. Stephenson served as the Senior Vice President and Treasurer of Integrated Health Services, Inc. (NYSE: IHS). Prior to joining Integrated Health Services, Inc., he held various positions at CSX Intermodal, Inc., Martin Marietta Corporation and Electronic Data Systems. Mr. Stephenson also currently serves on the Board of the University of Maryland Medical Center (UMMC), the flagship academic medical center at the heart of the University of Maryland Medical System (UMMS). Mr. Stephenson previously served on the board of the University of Baltimore Foundation from 2015 - 2019. Mr. Stephenson is a member of the Nareit CFO Council, the Association for Financial Professionals (AFP) and the National Association of Corporate Directors (NACD). He received his B.S. Finance from the University of Baltimore and a M.S. Finance from The Johns Hopkins University.

“We’re delighted to welcome Bob Stephenson to our Board,” said Jeff Witherell, the Company’s Chairman, CEO and Co-Founder. “Bob brings significant real-time REIT financial and operating experience that we believe will contribute meaningfully to Plymouth.”

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible and safe.

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Contacts:

Plymouth Industrial REIT, Inc.

John Wilfong

SCR Partners

IR@plymouthreit.com